EXHIBIT 99.(2)(k)(i)
TRANSFER AGENCY AGREEMENT WITH PFPC


                       TRANSFER AGENCY SERVICES AGREEMENT


          THIS AGREEMENT is made as of September 2, 2003 by and between PFPC INC., a Massachusetts corporation ("PFPC"), BOULDER GROWTH & INCOME FUND, INC., a Maryland corporation (the "Fund") and solely with respect to Sections 11, 12 and 16 hereby, Fund Administrative Services, L.L.C. ("FAS").

                              W I T N E S S E T H:

          WHEREAS, the Fund wishes to retain PFPC to serve as its transfer agent, registrar, dividend disbursing agent and shareholder servicing agent and PFPC wishes to furnish such services.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Definitions. As Used in this Agreement:

          (a)  "1933 Act" means the Securities Act of 1933, as amended.

          (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors or Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

          (d)  "CEA" means the Commodities Exchange Act, as amended.

          (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

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          (f)  "SEC" means the Securities and Exchange Commission.

          (g) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

          (h) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

          (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

     2. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

     3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

          (a) At PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Directors or Trustees, approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

          (b)  A  copy  of  the  Fund's  most  recent   effective   registration
               statement;

          (c)  A copy of the advisory agreement of the Fund;

          (d) A copy of the distribution/underwriting agreement with respect to each class of Shares of the Fund;

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          (e)  A copy of the  Fund's  administration  agreements  if PFPC is not providing the Fund with such services;

          (f) Copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund;

          (g) A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

          (h) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

     4. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

     5. Instructions.

          (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

          (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

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          (c)  The  Fund  agrees  to  forward  to  PFPC   Written   Instructions
               confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or
               enforceability  of  the  transactions   authorized  by  the  Oral
               Instructions   or   PFPC's   ability   to  rely  upon  such  Oral
               Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that
               PFPC's  actions   comply  with  the  other   provisions  of  this
               Agreement.

     6. Right to Receive Advice.

          (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

          (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

          (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

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          (d)  Protection  of PFPC.  PFPC  shall be  protected  in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to
               be   consistent   with  those   directions   or  advice  or  Oral
               Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

     7. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

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     8.  Confidentiality.  Each party shall keep  confidential  any  information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing
     strategies,   finances,   operations,   customer  relationships,   customer
     profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business
     activities  of  the  Fund  or  PFPC,  their  respective   subsidiaries  and
     affiliated  companies  and the  customers,  clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or
     proprietary  concepts,   documentation,   reports,  data,   specifications,
     computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

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     9.  Cooperation  with  Accountants.  PFPC shall  cooperate  with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

     10. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

     11. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund or FAS, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

     12. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, FAS will pay to PFPC a fee or fees as may be agreed to from time to time in writing by FAS and PFPC. PFPC agrees that it will not look to the Fund for compensation of its services hereunder but shall look solely to FAS. The Fund and FAS acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

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     13.  Indemnification.  The Fund agrees to indemnify  and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, negligence or reckless disregard of such duties and obligations.

     14.  Responsibility  of PFPC.

          (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

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          (b)  Without  limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 14(a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

          (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

          (d) No party may assert a cause of action hereunder against any party hereto more that 12 months after the date on which the asserting became aware of such cause of action.

          (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     15.  Description  of  Services.

          (a) Shareholder Information. PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

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          (b)  Shareholder  Services.  PFPC shall respond as  appropriate to all
               inquiries  and  communications  from  Shareholders   relating  to
               Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between PFPC and the Fund.

          (c)  Share Certificates.

               (i) At the expense of the Fund, the Fund shall supply PFPC with an adequate supply of blank share certificates to meet PFPC requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, PFPC or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

               (ii) PFPC shall issue replacement  Share  certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by PFPC of properly executed affidavits and lost certificate bonds, in form satisfactory to PFPC, with the Fund and PFPC as obligees under the bond.

               (iii)PFPC  shall  also  maintain  a  record  of each  certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) PFPC shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. PFPC shall further maintain a stop transfer record on lost and/or replaced certificates.

          (d) Mailing Communications to Shareholders. PFPC will address and mail to Shareholders of the Fund, all proxy materials and reports to Shareholders, dividend and distribution notices.

          (e)  Transfer of Shares.

               (i) PFPC shall process all requests to transfer Shares in accordance with the transfer procedures set forth in the Fund's Prospectus.

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               (ii) PFPC  will   transfer   Shares   upon   receipt  of  Written
                    Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer, accompanied by such documents as PFPC reasonably may deem necessary.

               (iii)PFPC  reserves the right to refuse to transfer  Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers which PFPC in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer.

          (f)  Dividends.

               (i) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to PFPC Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

               (ii) On or before the payment date  specified in such  resolution of the Board of Directors, the Fund will provide PFPC with sufficient cash to make payment to the Shareholders of record as of such payment date.

               (iii)If PFPC does not  receive  sufficient  cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, PFPC will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to PFPC.

          (g)  Miscellaneous

               In addition to and neither in lieu nor in contravention of the services set forth above, PFPC shall: perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the agreed upon fees, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

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     16.  Duration  and   Termination.   This  Agreement  shall  continue  until
     terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all reasonable trailing expenses incurred by PFPC, will be borne by FAS.

     17. Notices. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 1680 38th Street, Suite 800, Boulder, Colorado 80301, Attention:
     President or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

     18. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     19. Assignment. PFPC may assign this Agreement to any majority-owned direct or indirect subsidiary of The PNC Financial Services Group, Inc., provided that PFPC remains responsible for the action of its assignees.

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     20.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
     counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     22. Miscellaneous.

          (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

          (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

          (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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          (e)  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (f) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

          (g) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  PFPC INC.

                                  By:     /s/ Michael G. McCarthy
                                          Michael G. McCarthy
                                  Title:  Senior V.P. and General Manager


                                  BOULDER GROWTH & INCOME FUND, INC.

                                  By:     /s/ Carl Johns
                                  Title:  V.P. & Treasurer


                                  Solely with respect to Sections 11, 12 and 16:
                                  FUND  ADMINISTRATIVE SERVICES, L.L.C. -

                                  By:     /s/ Stephen C. Miller
                                  Title:  Pres.

                                September 2, 2003

BOULDER GROWTH & INCOME FUND, INC.

     Re: Transfer Agency Services Fees

Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Transfer Agency Services Agreement dated September 2, 2003 between Boulder Growth & Income Fund (the "Fund"), Fund Administrative Services, L.L.C. ("you" or "FAS") and PFPC (the "Agreement") for service provided on behalf of the Fund. Pursuant to paragraph 12 of the Agreement, and in consideration of the services to be provided to the Fund, FAS will pay PFPC certain fees and reimburse PFPC for its out-of-pocket expenses incurred on the Fund's behalf, as follows:

Monthly Base Fee:

               $2,083.33 per month.

Out-of-Pocket Expenses. Out-of-Pocket Expenses include, but are not limited to, postage (direct pass through to the Fund), telephone and telecommunication costs (including all lease, maintenance and line costs), proxy solicitations
(including mailings and tabulations), shipping, certified and overnight mail (including related insurance), terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines, duplicating services, distribution and redemption check issuance, courier services, Federal Reserve charges for check clearance, overtime (as approved by the Fund), temporary staff (as approved by the Fund), travel and entertainment (as approved by the Fund), record retention (including retrieval and destruction costs, exit fees charged by third party record keeping vendors), third party audit reviews, insurance.

     Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                        Very truly yours,

                                        PFPC INC.


                                        By:     /s/ Michael M. McCarthy

                                        Name:   Michael M. McCarthy

                                        Title:  Senior V.P. and General Manager


     Agreed and Accepted:

     BOULDER GROWTH & INCOME FUND, INC.


     By:        /s/ Carl Johns

     Name:      Carl Johns

     Title:     V.P. & Treasurer